Exhibit 5.1

Our File No.:	278170
Date:	February 1, 2021

West Fraser Timber Co. Ltd. 501 - 858 Beatty Street Vancouver, B.C. V6B 1C1

Dear Sirs/Mesdames:

Re:	West Fraser Timber Co. Ltd. (the “Company”)—Stock Option Plan for the Former Participants in the Stock Option Plan of Norbord Inc. (the “Stock Option Plan”)

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

The Registration Statement relates to the registration of 885,580 common shares of the Company (the “Shares”) reserved for issuance with respect to the exercise of stock options that have been granted pursuant to and in accordance with the Stock Option Plan.

In rendering the opinion set forth below, we have reviewed:

(a)	the Registration Statement and the exhibits thereto;

(b)	the Notice of Articles of the Company (the “Notice of Articles”) and Articles of the Company (the “Articles”) as in effect on the date hereof (together, the “Charter Documents”);

(c)

certain records of the Company’s corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Stock Option Plan and the stock options granted pursuant to the Stock Option Plan;

(d)	the Stock Option Plan; and

(e)	such other documents as we have deemed relevant.

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February 1, 2021 Page 2

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to stock options issued pursuant to the Stock Option Plan, provided that:

(a)	such stock options have been granted in accordance with the terms and conditions of the Stock Option Plan; and

(b)

the persons receiving any stock options under the Stock Option Plan perform their obligations to the Company in accordance with the terms and conditions of the Stock Option Plan and any agreement evidencing the grant of the stock options, including the payment of the required exercise price with respect to stock options.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)

the foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia), as amended (the “BC Business Corporations Act”);

(b)

we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)

we have assumed that each agreement governing a stock option under the Stock Option Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms;

(d)

we have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options granted pursuant to the Stock Option Plan, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations and (ii) will be in good standing with the British Columbia Registrar of Companies; and

(e)

we have assumed the absence of fraud in any transaction pursuant to which Shares may be issued pursuant to any stock option under the Stock Option Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

February 1, 2021 Page 3

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia and the federal laws of Canada applicable therein as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the reoffer prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ McMillan LLP